EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
North Fork Bancorporation, Inc.:
      We consent to the incorporation by reference in the Registration Statements (Nos. 33-34372, 33-52504, 33-53467, 333-00675, 333-56329, 333-39536, 333-74713, 333-94381, 333-69698, 333-69700, 333-90134, 333-05513, 333-34544 and 333-106705) on Form S-8, (Nos. 333-64219, 333-24419, 333-101009, 333-106882 and 333-33955) on Form S-4 and (Nos. 33-54222 and 333-88028) on Form S-3 of North Fork Bancorporation, Inc. of our reports dated March 15, 2005 with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K of North Fork Bancorporation, Inc.
KPMG LLP
New York, New York
March 15, 2005